EXHIBIT 99.2

Unaudited Pro Forma Combined Financial Information
of Ecoland International Inc. (Nevada) and D&R Technologies Inc. (Canada)
for the Year Ended December 31, 2011

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2011	J-1
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2011	J-2
Notes to Pro Forma Financial Information	J-3

J-i

Ecoland International Inc.
Pro-Forma Consolidated Balance Sheet
December 31, 2011
(unaudited)
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	Ecoland	D&R
	International Inc.	Technologies, Inc.	Pro-Forma		Pro-Forma
	(Nevada Corp.)	(Canada Corp)	Adjustments		Consolidated
ASSETS
Current assets:
Cash	$2,849	$969,502	$-		$972,351
Accounts receivable	12	367,136	-		367,148
Inventory	194	798,066	-		798,260
Due from related party	6,254	-	( 6,254	)(1)	-
Taxes recoverable	-	39,063	-		39,063
Prepaid expense	-	2,870	-		2,870

Security deposits	-	14,450	-		14,450
Fixed assets, net of depreciation	-	147,380	-		147,380

Total assets	$9,309	$2,338,467	$(6,254)		$2,341,522

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,610	$254,799	$-		$284,409
Due to related party	-	6,254	(6,254	)(1)	-
Notes payable	251,661	-	-		251,661
Notes payable - related	361,740	-	(361,740	)(2)	-
Deferred revenue	-	1,277,005	-		1,277,005
Warranty provision	-	49,165	-		49,165
Total liabilities	643,011	1,587,223	(367,994)		1,862,240

Stockholders' equity:
Common stock	88,650	-	-		88,650
Additional paid in capital	316,849	-	(316,849	)(3)	-
Accumulated other comprehensive income	17,160	81,677	(17,160	)(4)	81,677
Retained earnings (deficit)	(1,056,361)	669,567	695,749	(5)	308,955
Total stockholders' equity (deficit)	(633,702)	751,244	361,740		479,282

Total liabilities and stockholders' equity	$9,309	$2,338,467	$6,254		$2,341,522

Ecoland International Inc.
Pro-Forma Consolidated Statement of Operations
For the Year Ended December 31, 2011
(unaudited)

	Ecoland International Inc. (Nevada Corp.)	D&R Technologies, Inc. (Canada Corp)	Pro-Forma Adjustments (6)	Pro-Forma Consolidated

Revenue	$4,115	$3,620,878	$(4,115)	$3,620,878
Cost of Sales	2,495	2,350,570	(2,495)	2,350,570
Gross Profit	1,620	1,270,308	(1,620)	1,270,308

General and administrative	116,166	687,290	(116,166)	687,290
Professional fees	18,754	39,310	(18,754)	39,310

Net income (loss) from operations	(133,299)	543,708	133,299	543,708

Other (income) expense:
Interest	46,634	-	(46,634)	-
Forgiveness of debt	(359,477)	-	359,477	-
	(312,843)	-	312,843	-

Net income before income taxes	179,544	543,708	(179,544)	543,708

Income tax expense	-	(78,742)	-	(78,742)

Net income	$179,544	$464,966	$(179,544)	$464,966
Basic and diluted earnings per share	$0.00	$0.00	(7)	$0.00
Weighted average number of shares outstanding	88,650,000	59,000,000		88,650,000

ECOLAND INTERNATIONAL INC. (NEVADA) AND D&R TECHNOLOGIES INC. (CANADA)
NOTES TO PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

1.  BASIS OF PRESENTATION FOR PRO-FORMA FINANCIAL STATEMENTS

On February 1, 2012, Ecoland International Inc. (“Ecoland” or the “Company”), a Nevada corporation, issued 59,000,000 common shares to acquire 100% of the common shares of D&R Technologies Inc. (“D&R”), a Canadian Corporation. Additionally, a former officer and director of Ecoland agreed to waive a note payable in the amount of $359,477 and cancel 59,000,000 shares of common stock.

Upon closing of the share exchange with Ecoland, there will be a change in control and a change in the business of the Company.  The acquisition will be treated as a reverse merger and will be recorded as a recapitalization.

The unaudited pro-forma condensed consolidated financial statements have been developed from the unaudited records of Ecoland of and for the year ended December 31, 2011 and the audited financial statements of D&R as of and for the year ended December 31, 2011.

The unaudited pro-forma condensed consolidated balance sheet as of December 31, 2011 is based upon the historical financial statements of Ecoland and D&R.  The unaudited pro-forma condensed consolidated balance sheet is presented as if the merger had occurred on December 31, 2011.

The unaudited pro-forma condensed consolidated statement of operations for the year ended December 31, 2011 is based upon the historical financial statements of Ecoland and D&R, after giving effect to the reverse merger acquisition.  The unaudited pro-forma condensed consolidated statement of operations is presented as if the acquisition had occurred at the beginning of the period.

Historical stockholders' equity of D&R prior to a recapitalization is retroactively restated for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer's and D&R’s stock with an offset to retained earnings. The offset was to retained earnings as D&R did not have an additional paid in capital balance. Retained earnings of D&R are carried forward after the transaction and earnings per share for periods prior to the merger are restated to reflect the number of equivalent shares received by the acquiring company.

2.  PRO-FORMA ADJUSTMENTS

The pro-forma adjustments included in the unaudited condensed consolidated financial statements are as follows:

1.	The net effect of the elimination of all related party balances between Ecoland and D&R.
2.
In accordance with the terms and provisions of the Termination Agreement, the entry is to eliminate amounts due and owing under the employment agreement and the Note Payable to Wallace which were waived by Wallace, former CEO.

3.	The net of the retroactive effect of the reverse merger, fully eliminating additional paid in capital of Ecoland as D&R had a zero balance.
4.	Elimination of accumulated other comprehensive income history of Ecoland
5.	The net effect of the retroactive effect of the reverse merger and the elimination of the operational history of Ecoland to retained earnings.
6.	Elimination of operating history of Ecoland due to recapitalization treatment of the reverse merger of Ecoland and D&R.
7.
The Company is to issue 59,000,000 shares of common stock to the owner of D&R and cancel 59,000,000 shares of common stock held by the former owners of Ecoland pursuant to the reverse merger transactions. The 29,650,000 shares of common stock that remain outstanding after the cancelled shares are treated as if they were issued by D&R the acquiring Company

3.  STOCKHOLDERS’ EQUITY

Ecoland is authorized to issue 100 shares of its $0.001 par value Series A preferred stock, 1,000,000 shares of its $0.001 par value Series B preferred stock and 500,000,000 shares of its $0.001 par value common stock.

On February 1, 2012, Ecoland issued 59,000,000 shares of its $0.001 par value common stock in exchange for 100% of D&R’s common shares and cancelled 59,000,0000 common shares.

Upon closing of the acquisition, the Company had 88,650,000 shares of common stock issued and outstanding.  The pro-forma condensed consolidated balance sheet as of December 31, 2011 is presented as if the reverse merger acquisition had occurred on December 31, 2011.